Exhibit 5.9

201 County Court Blvd., Suite 304, Brampton, Ontario, L6W 4L2

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Consent of Richard H. Sutcliffe

Reference is made to the Registration Statement on Form F-10 and the documents incorporated by reference therein  (the “Registration Statement”) of Orla Mining Inc. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

I, Richard H. Sutcliffe, consent to (i) to the inclusion and incorporation by reference in the Registration Statement, including any amendments or supplements thereto, of references to and information derived or summarized from the technical report dated August 15, 2014, entitled “Cerro Quema Project — Pre-Feasibility Study on the La Pava and Quemita Oxide Gold Deposits” (the “Technical Report”), or portions thereof, that was prepared by me, that I supervised the preparation of and/or was reviewed and approved by me and (ii) the use of and references to my name, including as an expert or “qualified person”, in connection with the Technical Report or the Registration Statement, including any amendments or supplements thereto.

/s/ Richard H. Sutcliffe
Richard H. Sutcliffe, PhD, P.Geo.
Senior Geological Advisor

Dated: February 10, 2021